Exhibit 21.1
List of Subsidiaries of the Registrant

MVP Real Estate Holdings, LLC (Nevada)

MVP MS Cedar Park 2012, LLC (Nevada)

MVP MS Red Mountain 2013, LLC (Nevada)

MVP PF Ft. Lauderdale, LLC (Nevada)

MVP PF Memphis Court, LLC (Nevada)

MVP PF Memphis Poplar, LLC (Nevada)

MVP PF Kansas City, LLC (Nevada)

MVP PF St. Louis, LLC (Nevada)

Mabley Place Garage, LLC (Delaware)